CONCEPTS DIRECT,INC.
2000 INCENTIVE COMPENSATION PLAN
CATALOG BUSINESS UNIT

Effective January 1, 2000

The primary financial objective of Concepts Direct, Inc., is to maximize the value of the Company for shareholders. A key element - probably the key element - of achieving this objective is significant, steady profit improvement.

Concepts Direct wants to increase profits steadily and significantly. Encouraging our staff to achieve these goals every quarter is the purpose of this year 2000 Incentive Compensation Plan.

Return on average equity (ROAE) is calculated by averaging the Shareholders' Equity from each of the four quarterly financial statements, and dividing the result into after- tax net profit at the end of the year. Bonuses earned in 2000 will reduce the Company's net income before calculation of the ROAE bonus. "Net Profit" as used herein means Net Income after bonuses and taxes excluding any tax-effected gain on the sale of capital assets of the Company. "EPS" as used herein will also be adjusted to exclude tax-effected gain on the sale of capital assets of the Company.

For purposes of making the final calculations of amounts due under the plan set forth herein, Average Shareholders' Equity and the number of shares outstanding for purposes of calculating "Diluted EPS" will be determined by the external auditors in the course of audits.

For illustration herein ..... $20,500,000 is used for Shareholders Equity.
                                5,200,000 is used for shares outstanding.

It is the goal of the Company for Earnings per share (EPS) to be higher every quarter than they have ever been during that calendar quarter. The quarterly incentive compensation plan is established with this goal in mind. EPS calculations will be made based on "Diluted EPS" as defined by FASB.

In order to participate in the Incentive Compensation Plan, a person must be an employee on both the the first business day and last calendar day of period covered. For the annual incentive bonus, the participant must be an employee on both the first working day of January, 2000 and on December 31, 2000. A person joining the plan later in January, for example, would not be eligible for the annual incentive bonus, nor the first quarter bonus. If they are an employee on the first day and the last day of each of the remaining three quarters, though, they will be eligible for any incentive bonuses earned for those quarters.

Persons who voluntarily leave the employ of the company will not receive any incentive compensation which is payable but as yet unpaid on the date of their termination of employment. Persons who are terminated involuntarily will be paid any amount they would have received for a period which was complete prior to their termination.

All incentive compensation payable under this plan shall be paid in full within 120 days after the close of the applicable period, with the specific date to be set by the Chief Financial Officer.

For purposes of computing annual or quarterly bonuses, "Base Salary" is defined as actual number of base payroll dollars (gross -- before deductions) but excluding previously paid quarterly and/or annual bonuses the employee has received during the period. This means that if for any reason there is an adjustment in salary during the period the amount to which the incentive compensation percentage will be applied is the sum, as described above, that the employee has received during the period. In other words, if we were to make up a W-2 for the quarter, what would it show? For purposes of computing annual bonuses, "Base Salary" is defined as W-2 earnings before 401-K deductions and excluding previously paid quarterly and/or annual bonuses and other non-salary items, such as reimbursement for relocation expense.

Quarterly bonuses will only be paid if the Company is profitable on a year-to-date basis. For example, if the Company makes money during the second quarter of 2000, but lost a greater amount of money during the first quarter (thus leaving the Company in a loss status on a year to date basis), no second quarter bonus will be paid.

Staff members not named in the plan are not participants in the plan.

Participation in the Incentive Compensation Plan does not constitute a guarantee of employment, either in a position covered by the plan, or with the Company, for any fixed period of time. It is not an employment contract of any kind, nor a forward commitment on the part of the company for compensation of any nature, in any amount, or for any fixed period of time.

The 2000 Incentive Compensation Plan is the only plan under which payments in addition to salary, can be made to the named individuals. Any other benefit or compensation plans or payment desired or determined necessary for other employees must be submitted in writing to Personnel for consideration and may be implemented only after approval by the CEO.

The Company reserves the right to promote, demote, reassign or terminate the employment of any person under this plan in the same manner as if the person were not under the plan.

The Company will distribute a copy of the plan to each eligible employee.
At the same time, a cover memo will be distributed containing an affirmation stating that the employee has read, understands and agrees to abide by the regulations of the Incentive Compensation Plan. The employee must sign and return a copy of the memo to participate in the Incentive Compensation Plan.

The Company reserves the right to discontinue or revise the Incentive Compensation Plan and/or its regulations and eligibility requirements at any time.

Occasionally, the Finance Department may make erroneous payments to a employees under the Incentive Compensation Plan. If this occurs, the employee receiving the payment is responsible for notifying Finance that an error has occurred. After discovery of the error, Finance will correct their prior action by deducting the appropriate amount from subsequent payments to the employee on a basis to be determined by the CFO.

Employees should be aware that the purpose of the Board of Directors in establishing this incentive compensation plan is to reward achievement of profit milestones which surpass previous company performance. Accordingly, it should be anticipated that future incentive compensation plans, if adopted, will most likely require increased profitability for bonuses to be paid.

1. Base Annual Salaries:

Name            Department             Job Title**   Plan Actual as  Proposed
                                                          of 12/1/99 for 2000

Haddon, David   Executive          VP, Assistant to the
                                   President           A   $87,444   $112,500
Wiland, Phillip Executive          Chairman of
                                   the Board           A    N/A      $25,000

Wolfe, Mike     Executive          President           A   $210,000  $225,000


The incentive compensation plan is divided into Plans A, B and C. The participants of these plans are defined as follows:

1. The Participants of Plan A consist of all Executive Officers of the Company and all Officers who report directly to the President and/or CEO.

Individuals hired or promoted into positions eligible to participate in Plan A subsequent to adoption of this plan by the Board of Directors shall become members of Plan A, in accordance with all other rules associated with this plan.

2. Annual Bonus Based on Companywide Return on Average Equity (ROAE) for
2000.

                                                             TOTAL
                                                             ROAE
                  THRESHOLD    Annual Bonus As % of Annual Base     ANNUAL
                                                    PLAN B
ROAE RANGE       NET PROFIT  PLAN A  PLAN C  ROAE Based Goal Based* BONUSES

100.00%   up     20,500,000  60.00%  20.00%  10.00%     10.00%      597,940
85.00% to 99.99% 17,425,000  58.00%  19.75%   9.88%      9.88%      582,122
75.00% to 84.99% 15,375,000  56.00%  19.50%   9.75%      9.75%      566,304
65.00% to 74.99% 13,325,000  54.00%  19.00%   9.50%      9.50%      548,018
55.00% to 64.99% 11,275,000  52.00%  18.50%   9.25%      9.25%      529,732
45.00% to 54.99%  9,225,000  50.00%  18.00%   9.00%      9.00%      511,446
35.00% to 44.99%  7,175,000  45.00%  16.00%   8.00%      8.00%      458,327
25.00% to 34.99%  5,125,000  35.00%  12.00%   6.00%      6.00%      352,089
21.00% to 24.99%  4,305,000  25.00%   8.00%   4.00%      4.00%      245,851
16.00% to 20.99%  3,280,000  15.00%   5.00%   2.50%      2.50%      149,485
12.00% to 15.99%  2,460,000   5.00%   2.00%   1.00%      1.00%       53,119
 8.00% to 11.99%  1,640,000   2.00%   0.50%   0.25%      0.25%       18,286
BELOW 8%                      0.00%   0.00%   0.00%      0.00%            0



3.  Quarterly Bonus Based on "Diluted EPS" as defined by FASB:


                                  Qrtly Bonus As % of Annual Base    Annual
                         PLAN A     PLAN C           PLAN B          Group
EPS this Qtr. vs.
Prior Record Same Qtr.  EPS Based  EPS Based  EPS Based  Goal Based *Total**

EPS 300% or More of
Prior Record             25.0%      6.25%      3.13%        3.13%    914,300
EPS 250% - 299% of
Prior Record             24.0%      6.00%      3.00%        3.00%    877,728
EPS 225% - 249% of
Prior Record             23.0%      5.50%      2.75%        2.75%    831,284
EPS 200% - 224% of
Prior Record             22.0%      5.25%      2.63%        2.63%    794,712
EPS 176% - 199% of
Prior Record             18.0%      5.00%      2.50%        2.50%    678,040
EPS 150% - 175% of
Prior Record             14.0%      4.50%      2.25%        2.25%    551,496
EPS 140% - 149% of
Prior Record             12.0%      3.50%      1.75%        1.75%    458,608
EPS 130% - 139% of
Prior Record             10.0%      3.00%      1.50%        1.50%    385,464
EPS 121% -129% of
Prior Record              8.0%      2.25%      1.13%        1.13%    302,448
EPS 115% - 120% of
Prior Record              6.0%      2.00%      1.00%        1.00%    239,176
EPS 101% -114% of
Prior Record              4.0%      1.40%      0.70%        0.70%    162,083
EPS 90% - 100% of
Prior Record              2.5%      0.80%      0.40%        0.40%     98,340
EPS 80% - 89% of
Prior Record              2.0%      0.70%      0.35%        0.35%     81,042
EPS 60% - 79% of
Prior Record              1.5%      0.60%      0.30%        0.30%     63,743
EPS 40% - 59% of
Prior Record              1.0%      0.35%      0.18%        0.18%     40,521
EPS 10% - 39% of
Prior Record              0.5%      0.10%      0.05%        0.05%     17,299
EPS Less than 10% of
Prior Record              0.0%      0.00%      0.00%        0.00%          0


The following are the record earnings per share and the years in which each was set; 1st QTR: $.15 (1997); 2nd Qtr: $.08 (1997): 3rd Qtr: $.09 (1994);
4th Qtr: $.38 (1996). (Note: a new fourth quarter record may be set in 1999.)